Exhibit 15.26

MRS. POERBANINGSIH ADI WARSITO, SH

NOTARY AND LAND DEED OFFICER

Decree of the Minister of Justice Number M-96-HT.03.01-TH.1984, dated: 7 December 1984

Decree of the Minister of Home Affairs Number: 141 / DJA / 1985, dated: 5 June 1985

DEED DATED	:	04 May 2009
NUMBER	:	07.-

ADDENDUM V TO THE TRUSTEE AGREEMENT FOR INDOSAT BONDS II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE (COPY)

ADDENDUM V TO

THE TRUSTEE AGREEMENT FOR

INDOSAT II BONDS YEAR 2002

WITH FIXED AND/OR FLOATING INTEREST RATE

- Number: 07.-

- 14.25 (fourteen hours, twenty-five minutes) Western Indonesia Time.

- On this day, Monday, 04-05-2009 (fourth of May, two thousand and nine).

- Appeared before me, Ms. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, attended by witnesses that I, Notary, am acquainted with and whose name will be identified at the end of this deed:

I.

Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15-08-1960 (fifteenth of August, nineteen sixty), Indonesian citizen, President Director of the company to be identified herein below, domiciled in East Jakarta, Jalan Pulo Asem I number: 10, Rukun Tetangga 003, Rukun Warga 001, Kelurahan Jati, Kecamatan Pulo Gadung.

Holder of Identity Card number: 09.5402.150860.0425.

According to his statement in this matter acting in his aforementioned capacity and therefore is duly authorized to act for and on behalf of, PT INDOSAT Tbk, domiciled in Jakarta, whose articles of association has been amended in its entirety to conform with the provision of Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as incorporated in deed dated 14-07-2008 (fourteenth of July, two thousand and eight) number: 109, executed before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight), Number: AHU-48398.AH.01.02.Year 2008. The latest composition of the Board of Directors and Board of Commissioners are as set out in deed dated 25-08-2008 (twenty-fifth of August, two thousand and eight), number: 344, executed before AULIA TAUFANI, Sarjana Hukum, then substituting for SUTJIPTO, Sarjana Hukum, Notary in Jakarta.

(PT INDOSAT Tbk shall hereinafter be referred to as “Issuer”.)

II.

Mr. LELI SUBARNAS, born in Tasikmalaya on 01-01-1964 (first of January nineteen sixty-four), Indonesian citizen, Group Head of Trust & Corporate Services of the company to be identified herein below, domiciled in South Jakarta, Jalan Simaskot number 2, Rukun Tetangga 007, Rukun Warga 006, Kelurahan Cipete Selatan, Kecamatan Cilandak.

Holder of Identity Card number: 09.5306.010164.7027

According to his statement in this matter acting in his aforementioned capacity by virtue of a Power of Attorney dated 09-08-2007 (ninth of August, two thousand and seven) number B.417-DIR/KUI/TRY/08/2007, privately drawn up, duly stamped, the original of which has been presented to me, Notary, therefore is authorized to represent:

Mr. ABDUL SALAM, Director of Finance of the company to be identified herein below, Indonesian citizen, domiciled in Jakarta.

In the matter contemplated herein the authorizer is represented in his above capacity, and therefore is duly authorized to represent the Board of Directors, and to act for and on behalf of PERSEROAN (PERSERO) PT BANK RAKYAT INDONESIA Tbk, to be referred to in short as PT BANK RAKYAT INDONESIA (PERSERO) Tbk, domiciled in Central Jakarta, whose articles of association has been amended in its entirety to conform with the provision of Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as stated in a deed dated 26-05-2008 (twenty-sixth of May, two thousand and eight) number 51, executed before FATHIAH HELMI, Sarjana Hukum, Notary in Jakarta, which Deed has received approval from the Minister of Law and Human Rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight) number AHU-48353.AH.01.02.Year 2008, and which has received a Certification of Registration as Trustee dated 11-06-1996 (eleventh of June nineteen ninety-six) number 08/STTD Wali Amanat/PM/1996, issued by the Capital Market Supervisory Agency.

PT. BANK RAKYAT INDONESIA (Persero) Tbk., and all its lawful successors shall hereinafter be referred to as the Trustee; in this matter acting by virtue of the power of attorney conferred by the Bondholders of Indosat Bond II Year 2002 With Fixed and/or Floating Interest Rate, executed on 24-03-2009 (twenty-fourth of March, two thousand and nine) number 35, prepared by me, Notary, and therefore acting for behalf of and duly representing the Bondholders of Indosat Bond II Year 2002 With Fixed and/or Floating Interest Rate.

(PT Bank Rakyat Indonesia (PERSERO) Tbk. shall hereinafter be referred to as “Trustee”.)

The appearers, each acting in their aforementioned respective capacities, shall first declare the following:

1.

Whereas, the Issuer has issued and offered to the public through a Public Offering bonds registered with the Stock Exchange titled “INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE in the principal amount of Rp.1,075,000,000,000.00 (one trillion seventy-five billion Rupiah), consisting of Series A, Series B and Series C Bonds.

The respective principal amount of each of the Series A, Series B and Series C Bonds as stated in the Series A, Series B and Series C Bond Jumbo Certificates are as follows:

-	In the case of the Series A Bonds, Rp. 775,000,000,000.00 (seven hundred and seventy-five billion Rupiah);

-	In the case of the Series B Bonds, Rp. 200,000,000,000.00 (two hundred billion Rupiah);

-	In the case of the Series C Bonds, Rp. 100,000,000,000.00 (one hundred billion Rupiah);

with a maturity period of 5 (five) years for the Series A and Series C Bonds and 30 (thirty) years for the Series B Bonds, subject to the Call Option and Put Option, calculated from the issuance date.

2.	Whereas, with respect to the issuance and public offering of the Bonds, the Issuer and Trustee have executed the following documents:

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deed of THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as stated in deed dated 17-09-2002 (seventeenth of September, two thousand and two) number 58, prepared before me, Notary;

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deed of ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as stated in deed dated 21-10-2002 (twenty-first of October, two thousand and two) number 39, prepared before me, Notary. The amendments set forth in this deed constitute definite amendments to the amount of Bonds offered, interest rate of the Bonds, and matters required to be amended pursuant to request from the competent authorities. However, in order to provide ease of reference, the Issuer and Trustee have agreed to restate the Trustee Agreement in a deed dated 17-09-2002 (seventeenth of September, two thousand and two) number 58 containing the said amendments;

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deed of FIRST ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as stated in deed dated 23-12-2002 (twenty-third of December, two thousand and two) number 38 A, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at the time substituting for me, Notary. The amendments set forth in this deed constitute amendment to the entire Article 5, as such to read as follows:

Article 5

TERMS OF BONDS

The Bonds are issued scriptless, offered at a Nominal Value of 100% (one hundred percent), with a tenure of 5 (five) years except for the Series B Bonds, which have a tenure of 30 (thirty) years with Call Option and Put Option, upon the following terms and conditions:

5.1.1.	The Bonds shall be titled INDOSAT II Bonds Year 2002 With Fixed And/Or Floating Interest Rate, consisting of:

-	Series A Bonds

-	Bonds with fixed interest rate for the first (1st) year up to the fifth (5th) year at 15.75% (seventeen point seven-five percent) per annum.

-	Series B Bonds

-	Bonds with a fixed interest rate of 16% (sixteen) percent per annum. The Series B Bonds may fall due and payable upon the Issuer or Bondholder exercising the following options:

-

Call Option; the right of the Issuer to redeem the entire Series B Bonds upon the Issuance’s fifth (5th), tenth (10th), fifteenth (15th), twentieth (20th) and twenty-fifth (25th) anniversary at 101% (one hundred and one percent) of the Bond’s Nominal Value.

-

Put Option; the right of the Bondholders to receive early redemption at 100% (one hundred percent) of the Bond’s Nominal Value (i) at any time upon the Bonds rating dropping to idAA (double A minus) or lower, or (ii) at the (15th), twentieth (20th) and twenty-fifth (25th) anniversary of the Issuance.

-	Series C Bonds

-	Bonds with fixed interest rate for the first (1st) year at 15.625% (fifteen point six two five percent) per annum; and

-

Bonds with floating interest rate for a period starting from the second (2nd) through fifth (5th) year, calculated based upon the last interest rate of the 3-month Government T-Bill (Sertifikat Bank Indonesia 3-Bulan or “3-month SBI”) prior to the determination of floating interest rate plus premi in the amount of 1,625% (one point six two five percent) per annum), with a maximum interest threshold of 18.50% (eighteen point five zero percent) per annum and a minimum threshold of 15.00% (fifteen percent) per annum.

5.1.2.	Determination and conditions of the floating interest rate of the Series C Bonds:

-

Interest rate of the Series C Bonds within the period from the second (2nd) through the fifth (5th) year, or the fifth (5th) through the twentieth (20th) Interest of the Series C Bonds shall be floating interest calculated and determined by the Trustee based upon the latest “3-month SBI prior to the determination of the floating interest rate, which data shall be derived from the Currency Exchange Information Center of Bank Indonesia plus a premium of 1.625% (one point six two five percent) per annum, with a maximum interest threshold of 18.50% (eighteen point five zero percent) per annum and a minimum interest threshold of 15.00% (fifteen percent) per annum.

5.1.3.

Determination of the floating interest rate of the Series C Bonds shall be conducted every 3 (three) months and set on the fifth (5th) Business Day prior to the effective period of the next floating interest rate of the Series C Bonds.

5.1.4.

If information on the “3-month SBI” is not obtained within the prescribed time, the information shall be derived from the last “3-month SBI” information. Further, in the event the “3-month SBI” is no longer existing, other source of reference shall be used, such as the reference used by the Indonesian Government Bonds Series VR0013.

5.1.5.

The floating rate of the Series C Bonds shall be announced jointly by the Trustee and Issuer at the Issuer’s expense in 2 (two) daily newspapers printed in Bahasa Indonesia having a nationwide circulation by no later than 2 (two) Business Days prior to the effective period of the next floating interest rate of the Series C Bonds.

5.1.6.	Put Option and Call Option:

1.	Call Option:

The Issuer is entitled to redeem the Series B Bonds Principal earlier to the Series B Bondholders through the Trustee (hereinafter referred to as the “Call Option”), whereupon payment of Bond Principal shall be effected through the Paying Agent. Call Option on the Series B Bonds may be exercised by the Issuer on the 5th (fifth), 10th (tenth), 15th (fifteenth), 20th (twentieth) and 25th (twenty-fifth) anniversary of the Issuance (hereinafter referred to as the “Call Option Exercise Date”) upon the following terms:

a.

The Issuer and Trustee shall announce in at least 1 (one) daily newspaper with nationwide circulation at the Issuer’s expense regarding the exercise of the Call Option within 6 (six) month or 2 (two) Bond Interest payment periods prior to the Call Option Exercise Date (hereinafter referred to as the “Call Option Announcement Date”).

b.

The Issuer shall deliver a written notice to the Trustee and Paying Agent within 5 (five) Business Days prior to the Call Option Announcement Date regarding the Issuer’s intention to exercise its Call Option.

c.

In the event the Issuer decides to exercise the Call Option, the Issuer shall effect an early redemption of the entire outstanding Series B Bond Principal to the Series B Bondholders through the Paying Agent as on the Call Option Exercise Date at 101% (one hundred and one percent) of the Series B Bond Principal.

d.	The Call Option proposed by the Issuer in accordance with the provisions above shall be irrevocable.

2.	Put Option

In the event the Issuer does not exercise its Call Option, the Series B Bondholders shall have the right to request redemption of the Series B Bond Principal to the Issuer through the Trustee (hereinafter referred to as the “Put Option”), for which payment shall be effected through the Paying Agent. The Terms of the Put Option are as follows:

a.

Put Option may be exercised by a Series B Bondholder on the 15th (fifteenth), 20th (twentieth) and 25th (twenty-fifth) anniversary of the Issuance (hereinafter referred to as the “Regular Put Option Exercise Date”), upon the terms set forth in sub-paragraph 2.1. below.

b.	Put Option may be exercised by a Series B Bondholder upon the Bonds’ rating falling to idAA- (double A minus) or lower, upon the terms as set froth in sub-paragraph 2.2 below.

2.1.

Trustee shall by no later than 4 (four) months prior to the Reguler Put Option Exercise Date announce in at least 1 (one) daily newspaper with nationwide circulation at the Issuer’s expense regarding the Series B Bondholder’s intention to exercise the Put Option on the Regular Put Option Exercise Date, hereinafter referred to as the “Regular Put Option Announcement Date”.

On the same day with the Regular Put Option Announcement Date, the Trustee shall deliver a written notice regarding the planned exercise of the Put Option to the Paying Agent by attaching evidence of the announcement of the Regular Put Option.

The Series B Bondholder intending to exercise the Put Option shall submit a Put Option request to the Paying Agent with copies sent to the Trustee through the KSEI Accountholder from 2 (two) Exchange Days following the Regular Put Option Announcement Date up to 15 (fifteen) Exchange Days following the Regular Put Option Announcement Date.

From the date on which the request for the Put Option is received by the Paying Agent, the Paying Agent shall immobilize Bonds in the amount as requested for the exercise of the Put Option to prevent such Bonds from being transferred between Securities Accounts and therefore granting the Bondholder the right to receive redemption of the Bond Principal at 100% (one hundred percent) of the Series B Bond Principal as on the Regular Put Option Exercise Date. During the period from the Regular Put Option Announcement Date up to the Regular Put Option Exercise Date, the Series B Bondholder who has submitted its decision to exercise the Put Option to the Paying Agent shall remain entitled to receive payment of interest for that period. The Paying Agent shall issue a list of Accountholders who will exercise their Put Option and deliver the same to the Issuer by no later than 22 (twenty-two) Exchange Days following the Regular Put Option Announcement Date. The Bond Principal shall be paid by the Issuer to the Bondholder through the Accountholder as on the Regular Put Option Exercise Date based upon the list of Accountholders. The Issuer shall deposit funds to redeem the Bonds to be put to the Paying Agent, which must be made available in good funds by no later than 1 (one) Exchange Day prior to the Regular Put Option Exercise Date. The Paying Agent shall simultaneously distribute the Bond Principal on the Regular Put Option Exercise Date upon instruction from the Issuer to the Bondholders through the Accountholders. KSEI shall credit the balance of the Bonds in accordance with the Put Option exercised.

The Trustee jointly with the Issuer shall announce by way of notice regarding the amount of the outstanding Series B Bonds in 1 (one) daily newspaper with nationwide circulation as on the Regular Put Option Exercise Date. The Issuer shall update the Series B Bond Jumbo Certificate in accordance with the remaining outstanding Series B Bonds.

The exercise of Put Option proposed by the Series B Bondholders in accordance with the terms above shall be irrevocable.

2.2.

Upon the rating of the Bonds falls to idAA- (double A minus) or lower, Trustee shall immediately, but not later than 5 (five) Business Days, announce in at least 1 (one) daily newspaper with nationwide circulation at the Issuer’s expense regarding the intention of the Series B Bondholder to exercise its Put Option, hereinafter referred to as the “Special Put Option Exercise Date”.

Redemption of the Bonds undertaken with respect to the exercise of the Put Option shall be effected on the Bond Interest Payment Date of the 2nd (second) period, hereinafter to be referred to as the “Special Put Option Exercise Date”. On a day falling concurrent with the Special Put Option Exercise Date, the Trustee shall delivery notice in writing regarding the planned exercise of the Put Option to the Payment Agent by attaching proof of the Special Put Option Announcement.

The Series B Bondholder intending to exercise the Put Option shall deliver a Put Option request to the Paying Agent with copies delivered to the Trustee through the KSEI Bondholders from 2nd (second) through 15th (fifteenth)Exchange Days following the Special Put Option Announcement Date.

Upon receipt of the Put Option request by the Paying Agent, the Paying Agent shall immobilize Bonds in the amount as requested for the exercise of the Put Option to prevent such Bonds from being transferred between Securities Accounts and therefore granting the Bondholder the right to receive redemption of the Bond Principal at 100% (one hundred percent) of the Series B Bond Principal as on the Special Put Option Exercise Date. During the period from the Special Put Option Announcement Date up to the Special Put Option Exercise Date, the Series B Bondholder who has submitted its decision to exercise the Put Option to the Paying Agent shall remain entitled to receive payment of interest for that period. The Paying Agent shall issue a list of Accountholders who will exercise their Put Option and deliver the same to the Issuer by no later than 22 (twenty-two) Exchange Days following the Special Put Option Announcement Date. The Bond Principal shall be paid by the Issuer to the Bondholder through the Accountholder as on the Special Put Option Exercise Date based upon the list of Accountholders. The Issuer shall deposit funds to redeem the Bonds to be put to the Paying Agent, which must be made available in good funds by no later than 1 (one) Exchange Day prior to the Special Put Option Exercise Date. The Paying Agent shall simultaneously distribute the Bond Principal on the Special Put Option Exercise Date upon instruction from the Issuer to the Bondholders through the Accountholders. KSEI shall credit the balance of the Bonds in accordance with the Put Option exercised.

The Trustee jointly with the Issuer shall announce by way of notice regarding the amount of the outstanding Series B Bonds in 1 (one) daily newspaper with nationwide circulation as on the Regular Put Option Exercise Date. The Issuer shall update the Series B Bond Jumbo Certificate in accordance with the remaining outstanding Series B Bonds.

The exercise of Put Option proposed by the Series B Bondholders in accordance with the terms above shall be irrevocable.

A Series B Bondholder failing to deliver a written notice regarding the exercise of its Put Option within 15 (fifteen) Exchange Days from the Special Put Option Announcement Date shall be regarded as not having exercised the Put Option with respect to the drop in the rating of the Bonds. However, such Bondholder shall continue to be entitled to its Regular Put Option on the Regular Put Option Exercise Date, namely the fifteenth (15th), twentieth (20th) and twenty-fifth (25th) anniversary of the Issuance.

5.1.7.	General Terms of Bond Interest Payment

Bond Interest shall be paid by the Issuer to the Bondholders through the Paying Agenton the following Bond Interest Payment Dates, every 3 (three) months from the Issue Date.

5.1.8.

Bond Interest shall be calculated based on the elapsed number of days from the Bond Distribution Date, the Issue Date, where it is assumed that 1 (one) month shall consists of 30 (thirty) days and 1 (one) year consists of 360 (three hundred and sixty) days.

5.2.	The Bond Principal to be issued and offered shall be in the amount of Rp.1,075,000,000,000.00 (one trillion seventy-five billion Rupiah).

Bond Principal of the Series A, Series B and Series C Bonds refers to and will be stated in the Series A, Series B and Series C Bond Jumbo Certificates, and shall be announced in at least 1 (one) daily newspaper with nationwide circulation by no later than 1 (one) Business Day prior to the Date of Bond Listing at the Stock Exchange, to be announced to BAPEPAM on the same day.

5.3.	The Bonds shall be offered to the public through the Lead Underwriter and Underwriter in accordance with the terms of the Underwriting Agreement.

5.4.

The Bonds shall mature at the 5th (fifth) anniversary with respect to the Series A and Series C Bonds, and the 30th (thirtieth) anniversary with respect to the Series B Bonds, subject to the Call Option and Put Option as provided under Article 5 of this Trustee Agreement without prejudice to the other provisions hereof.

5.5.	The Bonds shall be registered with KSEI pursuant to the Agreement on Bond Registration With KSEI subject to the relevant regulations in the Capital Market sector.

5.6.

The Bonds shall be issued scriptless except for the Bond Jumbo Certificate issued to be registered in the name of KSEI as evidence of indebtedness for the benefit of the Bondholders through the Accountholders, subject to the condition that the Trustee shall represent the interest of the Bondholders within and outside a court.

5.7.	Bond Interest shall be paid by the Issuer the Bondholders through the Accountholders on the relevant Interest Payment Dates based upon the List of Accountholders.

5.8.	Interest shall be paid every 3 (three) months as further set forth in Article 8 hereof.

5.9.

Persons entitled to Bond Interest are Bondholders who are registered in the List of Accountholders as of the 4th (fourth) Exchange Day prior to the Bond Interest Payment Date, except as otherwise determined by KSEI or the relevant regulatory provisions. Therefore, in the event a Bond transaction occur following the date on which such determination is made regarding the persons entitled to receive Bond Interest payment, the transferee of the transferred Bonds shall not be entitled to receive Bond Interest payment for the relevant Bond Interest period.

5.10.

Payment of Bond Interest and/or Bond Principal to the Bondholders through the Account holders shall be effected by KSEI as Paying Agent on behalf of the Issuer pursuant to the terms set out in the Paying Agent Agreement.

5.11.

Proof of title over the Bonds with respect to the Bondholders shall be a Written Confirmation issued by KSEI or the Accountholder pursuant to a securities account opening agreement signed by the Bondholders.

In regards to the above and subject to the this paragraph 5.1.5 of this article, title over the Bonds shall alter by transfer of the Bond from one Securities Account to another. With respect to the same, the Issuer, Trustee and Paying Agent shall treat the Accountholder as the legitimate Bondholder with regard to receipt of Bond Interest Payment and redemption of Bond Principal and other rights relating to the Bonds.

5.12.	A unit for the purpose of Bond Transfer shall be in the amount of Rp.50,000,000.00 (fifty million Rupiah) or the multiplication thereof.

5.13.	The Custodian Bank or Securities Company which constitute an Accountholder may act for its own account or on behalf of its client as Bondholder.

5.14.	The Bonds must be paid on the Bond Principal Settlement Date at a price equal to the amount of the Bond Principal stated in the Written Confirmation.

5.15.

Withdrawal of the Bonds from the Securities Account may only be effected by way of transfer to another Securities Account. Withdrawal of the Bonds from the Securities Account for conversion into Bond certificate cannot be effected, except upon the occurrence of a cancellation of registration of the Bonds with KSEI upon the request of the Issuer or Trustee subject to the laws and regulations prevailing in the field of Capital Market and a resolution of the GMB.

5.16.

The Issuer may at any time buy back the Bonds from each of the Bondholders and, as holder of the repurchased Bonds the Issuer shall enjoy the same rights as the other Bondholders, subject to the provisions of Article 6 of this Trustee Agreement.

5.17.	The Issuance may be effected conditional upon the Registration Statement becoming Effective.

5.18.

Upon the Issue Date, the Bonds shall constitute evidence that the Issuer is validly and bindingly obligated to repay to the Bondholders in the amount of the Bond Principal as stated in the Bond Jumbo Certificate, in addition to Bond Interest payable pursuant to the terms of the Bond, subject to the provisions of Article 9 of this Trustee Agreement.

5.19.

Bondholders shall be subject to tax regulations in accordance with the prevailing laws, and if the Issuer is required by law to deduct for taxes on every payment it makes to the Bondholders, then the Issuer, through the Paying Agent, shall make such deduction and pay the amount to the authority designated to receive the tax payment and, through the Paying Agent, deliver proof of such tax deduction to the Bondholders.

5.20.

If following the conduct of a final calculation there still remain Bond Interest payment and/or Bond Principal redemption that as yet cannot be made by the Paying Agent to the Bondholders due to any reason whatsoever, the funds shall be retained by the Paying Agent for the benefit of the Bondholders entitled to such payment of Bond Interest and/or redemption of Bond Principal. The Paying Agent shall further release the Issuer and Trustee from any obligation with respect to such payment of Bond Interest and/or redemption of Bond Principal or any other payment obligations to the Bondholders, including indemnity from any claim which may arise from the Bondholders in connection with the failure to receive the Bond Interest payment and/or Bond Principal redemption.

5.21.

Administrative management of the Bond and payment of the Bond Interest shall be effected by KSEI as Paying Agent pursuant to the terms and conditions set out in the Trustee Agreement and Paying Agent Agreement.

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deed of SECOND ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as stated in deed dated 13-08-2003 (thirteenth of August, two thousand and three) number 11, prepared before me, Notary. The amendments set forth in this deed constitute definite amendment to amount of each of the Bond series offered. However, to provide ease of reference the Issuer and Trustee have agreed to restate the entire deed dated 17-09-2002 (seventeenth of September, two thousand and two) number 58 as amended by deed of FIRST ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as set out in deed dated 23-12-2002 (twenty-third of December, two thousand and two) number 38 A, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at the time substituting for me, Notary, containing the effected amendments;

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deed of THIRD ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as set out in deed dated 01-10-2003 (first of October, two thousand and three) number 10, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at the time substituting for me, Notary. Amendments described in this deed relate to the approval granted by the General Meeting of Bondholders of the Indosat II Bonds Year 2002 with Fixed and/or Floating Interest Rate, as stated in the Minute of the General Meeting of Bondholders of the Indosat II Bonds Year 2002 with Fixed and/or Floating Interest Rate dated 16-09-2003 (sixteenth of September, two thousand and three) number 23, prepared by me, Notary, namely to amend Article 10.1.2 and Article 10.2.13 sub-paragraph a, to read as follows:

10.1.2.	grant corporate guarantee or allow a Subsidiary to grant a corporate guarantee to another person, except:

(i)	the corporate guarantee constitute a Permitted Collateral and Guarantee; and/or

(ii)

the corporate guarantee is granted to secure the obligations of the Subsidiary incurred in the normal course of business, at an aggregate value of not more than 10% (ten percent) of the Adjusted Consolidated Capital;

(iii)	corporate guarantee granted by:

a.	PT Satelit Palapa Indonesia to the Issuer and to PT Indosat MultiMedia Mobile; and/or

b.	PT Indosat MultiMedia Mobile to the Issuer; and/or

c.	the Issuer to a consolidated subsidiary created hereinafter for the purpose of debt issuance.

10.2.13	Fulfill financial obligations based on consolidated financial report of the Issuer and Subsidiary as follows:

a.	maintain the ratio of total Debt and Debt to the Supplier to EBITDA shall not exceed 3,5:1 (three and half to one) as sated in the consolidated audited financial report.

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deed of FOURTH ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as set out in deed dated 23-11-2005 (twenty-third of November, two thousand and five) number 11, prepared before me, Notary. Amendments described in this deed relate to the request made by the Stock exchange regarding the Bond Transfer Unit, therefore the amendment should be read as follows:

-	Article 1.62 to become to read as follows:

1.62.	“Transfer Unit” shall mean a unit by which the Bonds can be transferred and traded between Securities Accounts, as referred to in Article 5 paragraph 12 of the Trustee Agreement.

-	Article 5.12 to become to read as follows:

5.12.

Bond Transfer Unit shall be Rp.1.00 (one Rupiah). The Issuer, Trustee and Paying Agent shall treat the Accountholder as the legitimate Bondholder with regard to the receipt of Bond Interest Payment and settlement of Bond Principal and other entitlements relating to the Bonds.

3.	Whereas, the Issuer on 06-11-2007 (sixth of November, two thousand and seven) has paid the INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, namely for:

-	the Series A Bonds, amounting to Rp.775,000,000,000.00 (seven hundred and seventy-five billion Rupiah)

-	the Series C Bonds, amounting to Rp.100,000,000,000.00 (one hundred billion Rupiah).

As such, the INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE that remains outstanding are the Series B INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE amounting to Rp.200,000,000,000.00 (two hundred billion Rupiah).

4.

Whereas, on 24-03-2009 (twenty-fourth of March, two thousand and nine) a GENERAL MEETING OF BONDHOLDERS OF THE INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE (hereinafter referred to as the “GMB”) has been held, as stated in the MINUTE OF GENERAL MEETING OF BONDHOLDERS OF THE INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE dated 24-03-2009 (twenty-fourth of March, two thousand and nine) number 35, prepared by me, Notary, where the resolution of the GMB among others amended:

-	Article 1 of the Trustee Agreement:

a.	amendment to the Definition of EBITDA;

b.	new definition of Equity;

c.	new definition of Group;

d.	amendment to the definition of Debt.

-	Article 10.2.13 (a) of the Trustee Agreement, relating to the total ratio between Debt to EBITDA and Article 10.2.13 (b) of the Trustee Agreement, relating to the ratio between Debt to Equity.

In regards to the above, the appearers acting in the respective aforementioned capacities hereby intend to amend and/or supplement the provisions contained in the Trustee Agreement as follows:

1.	Amend the entire Article 1 of the Trustee Agreement to become as follows:

Article 1

DEFINITION

Unless otherwise expressly provided otherwise, the capitalized terms contained in the Fourth Amendment to the Trustee Agreement shall have the meaning as follows:

1.1.	“Addendum to Bond Issue Trustee Agreement” shall mean the addendum and/or supplement to the Bond Issue Trustee Agreement.

1.2.

“Fifth Addendum to the Trustee Agreement” shall mean the addendum and/or supplement to the deed of Trustee Agreement of the Indosat Bond II Year 2002 dated 17-09-2002 (seventeenth of September, two thousand and two) number 58, deed of Amendment to the Trustee Agreement of the Indosat Bond II Year 2002 dated 21-10-2002 (twenty-first of October, two thousand and two) number 39, deed of First Amendment to Trustee Agreement the of the Indosat Bond II Year 2002 dated 23-12-2002 (twenty-third of December, two thousand and two) number 38 A, deed of Second Amendment to the Trustee Agreement of the Indosat Bond II Year 2002 dated 13-08-2003 (thirteenth of August, two thousand and three) number 11, deed of Third Amendment to the Trustee Agreement of the Indosat Bond II Year 2002 dated 01-10-2003 (first of October, two thousand and three) number 10, and deed of Fourth Amendment to the Trustee Agreement of the Indosat Bond II Year 2002 dated 23-11-2005 (twenty-third of November, two thousand and five) number 11, as set forth in this deed.

1.3.	“ADS” shall mean the American Depository Shares:

1.4.	“Affiliation” shall mean:

a.	family relationship by marriage and descent, down to second degree, horizontal as well as vertical;

b.	relationship between a person and its employees, directors or commissioners of such person;

c.	relationship between two companies with one or more directors or commissioners in common;

d.	relationship between a company and a person, that directly or indirectly controls or is controlled by such company;

e.	relationship between two companies that are controlled, directly and indirectly, by the same person;

f.	relationship between a company and its majority shareholders.

1.5.

“Paying Agent” shall mean KSEI, domiciled in Jakarta, appointed by virtue of a written agreement by the Issuer, having the obligation to effect payment of the Bond Interest and repayment of the Bond Principal to the Bondholders in accordance with the terms set out in the Trustee Agreement and the Paying Agent Agreement, for and on behalf of the Issuer upon receiving funds for such payment from the Issuer.

1.6.

“Collateral and Guarantee” shall mean any form of collateral and guarantee over the assets, properties and revenues of a person, being granted with respect to its obligations or the obligations of other persons, including but not limited to securities right, mortgage, lien, fiducia, borgtocht and/or guarantee.

1.7.	“Permitted Collateral and Guarantee” shall mean:

a.

Collateral and Guarantee of the Issuer or a Subsidiary that is existing and/or in the process of being encumbered as on the signing of this Trustee Agreement, provided that if the asset being encumbered as Collateral or Guarantee has been released as security, the asset may be put as Collateral and Guarantee for the interest of parties other than the Bondholders;

b.

Collateral and Guarantee of a party which merges into the Issuer or a Subsidiary, or of a party which become a Subsidiary, provided that such Collateral and Guarantee have been existing prior to the merger into or the becoming of a Subsidiary of the Issuer, and if the asset being encumbered as Collateral and Guarantee have been released as security, among others as a result of a merger between the Issuer and any of its Subsidiaries, the asset may be bound as Collateral and Guarantee for the interest of parties other than the Bondholders; If the asset encumbered as Collateral and Guarantee constitute shares of the Subsidiary that must be released due to a merger of the Subsidiary into the Issuer, the Issuer shall be allowed to offer another asset as replacement of the Collateral and Guarantee with a value at least equal to the previous Collateral and Guarantee;

c.	Collateral and Guarantee granted with respect to a tender process or deposit, or to guarantee tax, customs charges or rent payment;

d.	Collateral and Guarantee granted in the normal course of business to secure certain obligations in respect of the Issuer’s or a Subsidiary’s accounts payable;

e.	Collateral and Guarantee with respect to the reservation of outstanding taxes;

f.

Collateral and Guarantee granted for the financing of asset procurement by way of credit in general, export or supplier credit, as well as financing for vendors or sewa guna usaha (leasing), where such asset is to be the object of the Collateral and Guarantee for the said financing and, where there is a need for additional Collateral and Guarantee with respect to such financing, the granting of additional Collateral and Guarantee is allowed insofar as the Collateral and Guarantee is granted at a reasonable value in accordance with normal banking practices;

g.

Collateral and Guarantee in the form of shares in a Subsidiary engaged in the business of GSM-900 and DCS-1800 cellular telecommunication that is currently operating and/or shares in other Subsidiaries;

h.	Collateral and Guarantee over rights, interest or shares in the Central Java Joint Operation Agreement (Kerja Sama Operasi) or Sumatera Joint Operation Agreement;

i.	Collateral arising from a court ruling having permanent legal force or which has been enforced by the competent law enforcement authority;

j.

Collateral and Guarantee granted for the purpose of financing the implementation of cooperation project between the Issuer or a Subsidiary and another party where such financing was provided by another party (including the party with whom the Issuer or the Subsidiary is engaged in a cooperation).

1.8.

“Deed of Debt Acknowledgement” shall mean a deed containing an acknowledgement of the Issuer’s indebtedness to the Bondholders through the Trustee, along with any amendments and/or supplements to be executed thereafter.

1.9.

“Subsidiary” shall mean any subsidiary of the Issuer which are directly or indirectly controlled by the Issuer and in which the Issuer’s share participation equals to or more than 50% (fifty percent) and whose financial report is consolidated into the financial report of the Issuer.

1.10.	“Custodian Bank” shall mean commercial bank as approved by BAPEPAM to operate a business as Custodian.

1.11.	“Paying Bank” shall mean a commercial bank designated by KSEI to effect payment for the settlement of the Bond transaction.

1.12.	“BAPEPAM” shall mean the Capital Market Supervisory Board as defined in Article 3 of the Capital Market Law.

1.13.	“Bond Interest” shall mean the annually accrued Bond interest payable by the Issuer to the Bondholders, in accordance with Article 5 and Article 8 of the Trustee Agreement.

1.14.

“Stock Exchange” shall mean the stock exchange as defined under Article 1 point 4 of the Capital Market Law, which service in this case is performed by PT Bursa Efek Indonesia, domiciled in Jakarta, or any of its successor or assignee with which the Bonds shall be listed.

1.15.	“Register of Bondholders” shall mean list issued by KSEI containing information on the Bond ownership of all the Accountholders and/or Bondholders at KSEI, to contain among others:

-	name, amount of Bond participation, tax status and nationality of the Accountholder and/or Bondholders pursuant to data provided by Accountholders to KSEI.

1.16.	“Issuance Documents” shall mean:

-	The Trustee Agreement;

-	Deed of Debt Acknowledgement;

-	Underwriting Agreement;

-	Paying Agent Agreement;

-	Agreement on the Registration of the Bonds with KSEI;

-

Preliminary Agreement on Securities Registration between the Issuer and the Stock Exchange for the Listing of the Bonds at the Stock Exchange dated 13-9-2002 (thirteenth of September two thousand and two ) number PPPE-018/BES/IX/2002;

and all their amendments, addendums and renewals and all other documents required by the competent regulatory authority.

1.17.

“EBITDA” shall mean, for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortization, and, in the case of any testing or calculation of the ratio of aggregate Debt to EBITDA as referred to in Article 10.2.13 (a), after giving pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

1.18.

“Securities” shall mean commercial papers, namely letter of debt acknowledgement, commercial papers, shares, bonds, marks of indebtedness, collective investment participation contract unit, Securities term notes, and any derivatives thereof.

1.19.

“Effective” shall mean the satisfaction of all requirements under the Registration Statement pursuant to Rule Number: IX.A.2 point 10, Appendix to Decree of the Chairperson of BAPEPAM number Kep-25/PM/2002 dated 17-07-2003 (seventeenth of July, two thousand and three), namely:

a.	upon the elapse of:

(i)	45 (forty-five) days from the date as of the Registration Statement is received by BAPEPAM in complete; or

(ii)	45 (forty-five) days from the date of the completion of the last Registration Statement revision submitted by the Issuer or requested by BAPEPAM; or

b.	upon the effective statement by BAPEPAM that no further information is required.

1.20.

“Equity” shall mean total assets less total liabilities, where total liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to any member of the Group which is subordinated to any Debt.

1.21.	“Issuance” shall mean the issuance of the Bonds by the Issuer to be offered and sold to the public by way of Public Offering.

1.22.	Issuer” shall mean PT INDOSAT (PERSERO) Tbk., domiciled in Jakarta.

1.23.	“Force Majeure” shall mean any event beyond the reasonable control of a party as a result of war, natural disasters such as earthquake or flood, or riots, of a significant and material nature.

1.24.	“Group” shall mean Issuer and its Subsidiaries.

1.25.	“Banking Day” shall mean any day that Bank Indonesia carries out its interbank clearings.

1.26.	“Exchange Day” shall mean any day that the stock exchange or its substituting legal entity carry out stock exchange activities in accordance with applicable laws and regulations of the Stock Exchange

1.27.

“Calendar Day” shall mean any day of the Gregorian year without exception, including Sundays and national holidays as may from time to time be determined by the Government of Indonesia and regular business days which, due to any given circumstances, are determined by the government as not being regular business days.

1.28.	“Business Day” shall mean Monday through Friday, except for national holidays as may be determined by the government of Indonesia.

1.29.	“Bond Interest Period” shall be 3 (three) calendar months calculated from the Issue Date.

1.30.

“Outstanding Amount” shall mean any money that must be paid by the Issuer to the Bondholders with respect to the Issuance, comprising the Bond Principal and Bond Interest and penalty (if any) payable from time to time.

1.31.

“Issuer Restructuring” shall mean a restructuring measure conducted by the Issuer and any Subsidiary from time to time in order to become a full network and service provider focusing on cellular arrays, comprising of:

i.

the act of selling, leasing or otherwise transferring the assets and business of the Issuer within the Issuer’s Primary Line of Business (including but not limited to the assignment of any statutory permits and contractual rights) to a Subsidiary and the selling of the Issuer’s shares in such Subsidiary, provided that the same shall not cause the Issuer’s shareholding in the Subsidiary to be less than 51% (fifty-one percent);

ii.	merger of the Issuer’s line of business and Subsidiary engaged in the field of cellular network and services and/or the merger of lines of business among Subsidiaries;

iii.	sale, purchase, or restructuring of shareholding or ownership of the Issuer or Subsidiary outside the Issuer’s Primary Line of Business;

iv.	other measures required to be undertaken in accordance with an amendment to the laws or policies of the Government of Indonesia.

1.32.

“Issuer’s Primary Line of Business” shall mean the Issuer’s business as full network and service provider in the field of telecommunication, to include the business of international telecommunication, Long Distance Direct Connection, local communication, including but not limited to the provision of backbone, cellular services, internet and multimedia.

1.33.	“Event of Default” shall mean one or more of the events specified in Article 13 of this Trustee Agreement.

1.34.

“Written Confirmation” shall mean written confirmation report and/or balance reports of the Bonds held in the Securities Account issued by KSEI or the Accountholder pursuant to the securities account opening agreement executed by the Bondholder and the confirmation shall be the basis of payment of the Bond Interest and/or repayment of the Bond Principal and other entitlements relating to the Bonds.

1.35.

“Written Confirmation For GMB” (KTUR) shall mean confirmation of Bond ownership issued by KSEI to the Bondholders through the Accountholders, specifically for attending a GMB or submitting a request for the convening of a GMB, upon which, as of the issuance of KTUR, the Bonds shall be frozen by KSEI in the amount stated in the KTUR and the revocation of that Bond freeze shall be done upon notification by the Trustee.

1.36.

“KSEI” shall mean PT KUSTODIAN SENTRAL EFEK INDONESIA, domiciled in Jakarta, carrying out activities as a Custodian and Settlement Institution, as defined in the Capital Market Law, serving as Paying Agent pursuant to the Paying Agent Agreement and administrate the Bonds in accordance with the Agreement of Bond Registration with KSEI.

1.37.

“Custodian” shall mean the entity providing depository service for the Securities and other assets relating to the Securities as well as other services including the receipt of Bond Interest and other entitlements, settlement of Securities transactions and representing Accountholders who are its own customers in accordance with the Capital Market Law, among others KSEI, Securities Company, and Custodian Bank.

1.38.	“Public” shall mean Indonesian or foreign individuals and/or legal entities, domiciled within or outside Indonesia.

1.39.	“Adjusted Consolidated Capital” shall mean the consolidated capital of the Issuer deductible by intangible assets.

1.40.

“Bonds” shall mean a debt securities issued by the Issuer to the Bondholders as evidenced by Bond Jumbo Certificate titled “Indosat Bond II Year 2002 With Fixed And/Or Floating Interest Rate” in accordance with the provisions of Article 5 of the Trustee Agreement, offered by the Underwriters to the Public by way of Public Offering pursuant to the Issuance Documents, and which will be listed at the Stock Exchange and registered with KSEI pursuant to the Agreement on Bond Registration With KSEI.

1.41.	“Bondholders” shall mean the public who are the beneficiary holders of a part or all of the Bond, consisting of:

1.	Accountholders conducting direct investment in the Bonds; and/or

2.	The public other than Accountholders conducting investment in the Bonds through the Accountholders.

1.42.

“Accountholder” shall mean a party whose name is registered as owner of a Securities Account with KSEI which includes the Custodian Bank and/or Securities Company and/or other parties approved by KSEI by taking into account the provisions of the Capital Market Law.

1.43.	“Public Offering” shall mean the offering of the Bonds by the Issuer in accordance with the provisions of the Capital Market Law.

1.44.

“Collective Custody” shall mean the collective custody services over the Securities jointly owned by more than one party whose interests are represented by the Custodian as defined under the Capital Market Law.

1.45.

“Underwriters” shall mean the persons entering into an agreement with the Issuer to underwrite the Public Offering on behalf of the Issuer, and each of them underwrite with full commitment for the purchase and payment of any remaining Bonds unsubscribed by the Public in the amount proportional to its underwriting portion as specified in Article 4 of the Underwriting Agreement, and who have opened a Securities Account in accordance with the terms set by KSEI.

1.46.	“Lead Underwriter” shall mean PT ANDALAN ARTHA ADVISINDO SEKURITAS, which will be fully responsible for the conduct and management of the Issuance in accordance with the Capital Market Law.

1.47.

“KSEI Regulation” shall mean KSEI Regulation number Kep-015/DIR/KSEI/0500, dated 15-5-2000 (fifteenth of May, two thousand) on the Central Custodian Services as approved by BAPEPAM in accordance with the BAPEPAM Decree number S-1053/PM/2000, dated 15-5-2000 (fifteenth of May, two thousand) regarding Approval on the Draft of Regulation on Central Custodian Services of PT KUSTODIAN EFEK INDONESIA, and any amendments and/or supplements and/or revisions as may be made thereafter.

1.48.

“Paying Agent Agreement” shall mean the agreement between the Issuer and KSEI on the payment of Bond Interest and/or the repayment of the Bond Principal dated 17-09-2002 (seventeenth of September, two thousand and two) number SP-016/AP/ KSEI/0902, made privately, and any amendments and/or supplements and/or revisions as may be made thereafter by the parties.

1.49.

“Trustee Agreement” shall mean the Trustee Agreement of the INDOSAT Bond II Year 2002 With Fixed And/Or Floating Interest Rate, as stated in the deed dated seventeenth of September, two thousand and two (17-09-2002 ) number 58, and lastly amended and supplemented by this deed, and any amendments and/or supplements thereto as may be made thereafter by the parties.

1.50.

“Underwriting Agreement” shall mean the Underwriting Agreement for the INDOSAT Bond II Year 2002 With Fixed And/Or Floating Interest Rate entered into by and between the Issuer and the Lead Underwriters upon the terms and conditions as set out in my deed dated 17-9-2002 (seventeenth of September of two thousand and two ) number 59, as amended and supplemented by my deed, Notary, dated 21-10-2002 (twenty first of October of two thousand and two) number 40, and any amendments and/or supplements thereto as may be made thereafter.

1.51.

“Agreement on the Registration of the Bonds With KSEI” shall mean the agreement entered into by the Issuer and KSEI regarding the registration of the Bond with KSEI dated 17-9-2002 (seventeenth of September of two thousand and two) number SP-016/PO/ KSEI/0902, made privately, affixed with sufficient duty stamps, and any amendments and/or supplements and/or renewals as may be made thereafter by the parties.

1.52.

“Registrations Statement” shall mean the document required to be submitted to BAPEPAM by the Issuer and the Lead Underwriter for the purpose of the Public Offering in accordance with the Capital Market Law.

1.53.	“Securities Company” shall mean the entity conducting business operations as underwriter, securities trade broker and/or investment manager as governed under the Capital Market Law.

1.54.	“Change of Control” shall mean the occurrence of any of the following:

a.

all or a major part of the Issuer’s shares are acquired by a telecommunication company legally domiciled in Indonesia, which is controlled by, and whose majority shares are owned by, the Republic of Indonesia.

b.	the issuer takes the following action:

i.	merger (where the Issuer is not the surviving company); or

ii.	consolidation of both with a telecommunication company legally domiciled in Indonesia, which is controlled, and whose majority shares are owned, by the Republic of Indonesia.

1.55.	“Affiliated Company” shall mean any company in which the Issuer has share ownership below 50% (fifty percent).

1.56.	“Debt” shall mean, with respect to any person on any date of determination (without duplication):

(i)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest or on which interest accrues; and

(ii)	all obligations of such person in relation to procurement payables constituting accounts payable to such person’s suppliers:

(a)	which bear interest or on which interest accrues; and

(b)	payment for such accounts payable is due more than six (6) months after the date of invoice but, in relation to any member of the Group, excluding all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to such member of the Group which is subordinated to any debt referred in point (i) and (ii) above.

1.57.	“Permitted Receivables” shall mean loan or credit granted by the Issuer or Subsidiaries:

a.	to an entity whose financial statement is consolidated into the financial statement of the Issuer or a Subsidiary;

b.	prior to the Issue Date which detailed is stated in the following Financial Statement:

-	dated 31-12-1999 (thirty-first of December nineteen of ninety-nine);

-	dated 31-12-2000 (thirty-first of December two thousand);

-	dated 31-12-2001 (thirty-first of December two thousand and one);

-	dated 30-06-2002 (thirtieth of June, two thousand and two);

c.	which constitute down payment or loan which constitute regular accounts payable and normally granted in the course of daily business operation of the Issuer or Subsidiary;

d.	to the employees of the Issuer in accordance with the Issuer’s policy (for the avoidance of doubt, such loan is granted by the Issuer); and

e.	to the employees of a Subsidiary in accordance with such Subsidiary’s policy (for the avoidance of doubt, such loan is granted by the Subsidiary).

1.58.

“Bond Principal” shall mean the aggregate debt to be repaid by the Issuer to the Bondholders under the Bonds at any time outstanding, which presently is in the amount of Rp. 200, 000,000,000.00 (two hundred billion Rupiah), to be paid by the Issuer to the Bondholders on the Bond Principal Maturity Date subject to Article 5 and Article 6 of this Trustee Agreement.

1.59.

“Preliminary Prospectus” shall mean a written document setting out all the information contained in the Prospectus submitted to BAPEPAM as part of the Registration Statement, except for information regarding underwriting of the Bonds, Bond interest rate, or other matters relating to the terms of offer of the Bonds which cannot be determined.

1.60.

“Prospectus” shall mean the prospectus prepared and published by the Issuer jointly with the Lead Underwriter for the purpose of the issuance pursuant to the provisions of Article 1 (26) of the Capital Market Law.

1.61.

“Abridged Prospectus” shall mean a summary of the Prospectus prepared and published by the Issuer jointly with the Lead Underwriter and published in at least 1 (one) daily newspaper printed in Bahasa Indonesia with nationwide circulation.

1.62.

“Securities Account” shall mean the account setting out the position of the Bonds and/or funds of the Bondholder administered by KSEI or Accountholder pursuant to the agreement on the opening of the securities account signed by the Bondholders.

1.63.	“GMB” shall mean a General Meeting of Bondholders as defined in Article 14 of the Trustee Agreement.

1.64.	“Transfer Unit” shall mean a unit by which the Bonds can be transferred and traded between Securities Accounts, as referred to in Article 5 paragraph 12 of the Trustee Agreement.

1.65.	“Bond Jumbo Certificate” shall mean proof of issuance of the Bonds maintained at KSEI and issued in the name of KSEI for the benefit of the Bondholders through the Accountholders.

1.66.	“Effective Date” shall mean the date on which the Registration Statement becomes Effective.

1.67.

“Issue Date” shall mean the date on which the Bonds shall be distributed into the Securities Accounts of the Lead Underwriter upon the Issuer’s submission of the Jumbo Bond Certificate to KSEI, which also constitutes a Payment Date, specifically 06-11-2002 (sixth of November, two thousand and two).

1.68.

“Bond Principal Maturity Date” shall mean the date on which the Bond Principal matures and becomes payable, namely the 30th (thirtieth) anniversary of the Issue Date for Series B Bonds II with due regard to the provision of put option and call option as stated in Article 5 of the Trustee Agreement, and can be payable based on the List of Accountholders. If the maturity date falls on a date other than an Exchange Day, the payment shall be paid on the next Exchange Day subject to the provisions of Article 6, Article 8 and Article 9 of the Trustee Agreement.

1.69.	“Payment Date” shall mean the date of payment of the Bond Issuance proceeds to the Issuer as deposited by the Underwriter to the Lead Underwriter pursuant to the Underwriting Agreement.

1.70.

“Bond Interest Payment Date” shall mean any of the dates on which the Bond Interest is due and payable in accordance with the List of Accountholders, which shall initially be matured on 06-02-2003 (sixth of February, two thousand and three) and subject to the provisions of Article 5, Article 6, and Article 8 of this Trustee Agreement. If the maturity date falls on a date other than an Exchange Day, it shall be paid on the next Exchange Day.

1.71.

“Capital Market Law” shall mean the Law of the Republic of Indonesia Number 8 of 1995 (nineteen ninety-five) on the Capital Market, promulgated on 10-11-1995 (tenth of November of nineteen ninety-five) and its implementing regulation.

1.72.

“Trustee” shall mean the party representing the interest of the Bondholders as defined in the Capital Market Law, which in this case is PT. BANK RAKYAT INDONESIA (PERSERO) Tbk, domiciled in Central Jakarta, a limited liability company established by virtue of the Republic of Indonesia and legally domiciled in Jakarta, or any successor or assign thereto in accordance with the Trustee Agreement.

2.	Amend to Article 10.2.13 (a) and (b) of the Trustee Agreement to become as follows:

10.2.13.	meet financial obligations pursuant to the consolidated financial report of the Issuer and Subsidiaries as follows:

(a)	the ratio between total Debt to EBITDA shall not exceed 3.5 : 1 (three point five to one) as stated in every audited annual consolidated financial statements;

(b)	the ratio of aggregate Debt to Equity shall not at any time exceed 2.5 : 1 (two point five to one) as stated in every quarterly consolidated financial statements.

3.	In regards to the matters elaborated above, the parties acting in their aforementioned capacities hereby declare that all conditions set forth under the:

-

deed of THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as stated in deed dated 17-09-2002 (seventeenth of September two thousand and two) number 58, prepared before me, Notary;

-

deed of ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as stated in deed dated 21-10-2002 (twenty-first of October, two thousand and two) number 39, prepared before me, Notary.

-

deed of FIRST ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as stated in deed dated 23-12-2002 (twenty-third of December, two thousand and two) number 38 A, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at the time substituting for me, Notary.

-

deed of SECOND ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as stated in deed dated 13-08-2003 (thirteenth of August, two thousand and three) number 11, prepared before me, Notary.

-

deed of THIRD ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as set out in deed dated 01-10-2003 (first of October, two thousand and three) number 10, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at the time substituting for me, Notary.

-

deed of FOURTH ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND II YEAR 2002 WITH FIXED AND/OR FLOATING INTEREST RATE, as set out in deed dated 23-11-2005 (twenty-third of November, two thousand and five) number 11, prepared before me, Notary;

insofar as they are not expressly amended by this deed, shall continue to be effective, and therefore the above deeds shall constitute one inseparable instrument and duly binding on the parties thereto.

4.	The amendments to:

(a)	Article 1, regarding the definition of EBITDA, Equity, Group, and Debt; and

(b)	Article 10.2.13 (a), regarding the ratio between Debt to EBITDA and Article 10.2.13 (b) regarding the ratio between Debt to Equity.

shall become effective from the closing of the GMB.

The appearers hereby assure the authenticity of identity of the appearers as declared in their identifications presented to me, Notary, and are fully liable in that regard and the appearers further represent to have understood the content of this deed.

The appearers are acquainted by me, Notary, as per their identifications.

In regard to all matters elaborated above, it is hereby prepared:

THIS DEED

Prepared as minute and read and signed in Jakarta on the day and date as stated at the beginning of this deed, attended by:

1.

Mrs. INDAH FATMAWATI, Sarjana Hukum, born in Jakarta on 28-07-1959 (twenty-eighth of July, nineteen fifty-nine), Indonesian Citizen, domiciled in South Jakarta, Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Kelurahan Tebet Timur, Kecamatan Tebet.

Holder of Identity Card number: 09.5007.680759.0199.

2.

Mrs. DIYAH SUWATI, born in Solo on 26-10-1964 (twenty-sixth of October, nineteen sixty-four), Indonesian citizen,, domiciled in Tangerang, Jalan Talas II, Pondok Cabe Ilir, Rukung Tetangga 02, Rukun Warga 01, Kelurahan Pondok Cabe Ilir, Kecamatan Pamulang.

Holder of Identity Card number: 3219222004.1786503.

For the time being residing in Jakarta.

Both Assistant Notary, as witnesses.

As this deed has been duly deliberated by the parties, only the general outline of it contents has been read by me, Notary, to the appearers and witnesses, and the same is forthwith signed by the appearers, witnesses and me, Notary.

Signed without modification.

The original of this deed as been duly signed.

PREPARED AS A TRUE IDENTICAL COPY

[duty stamp: Rp.6,000]

[signed]